UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2006

HIGHLAND HOSPITALITY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-31906	57-1183293
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employer Identification No.)

8405 Greensboro Drive, Suite 500, McLean, Virginia 22102

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (703) 336-4901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See discussion in Item 2.03.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On February 24, 2006, Highland Hospitality Corporation (the “Company”) extinguished its $100 million term loan facility and completed a separate unsecured revolving credit facility with a syndicate of banks, including Wells Fargo Bank, N.A., as administration agent. The revolving credit facility provides aggregate revolving loan commitments of up to $150 million with an option to increase the amount of the facility by up to $50 million. The amount that the Company can borrow under the revolving credit facility is based on the value of the Company’s unencumbered hotel properties included in the borrowing base, as defined in the agreement.

Borrowings under the revolving credit facility bear interest at variable rates equal to, at the Company’s option, either (a) LIBOR, plus a credit spread, or (b) a base rate, plus a credit spread. The base rate in effect on any given day is equal to the higher of (a) the prime rate published by Wells Fargo Bank, N.A., or (b) the Federal Funds Rate announced by the Federal Reserve Bank, plus 0.5%. The credit spread is reset each quarter based on the Company’s current leverage ratio. The facility agreement contains standard financial covenants, including certain leverage ratios, coverage ratios, and a minimum tangible net worth. The Company is required to pay an unused fee of 0.20% per annum on the amount of unused capacity under the credit facility. The facility matures on February 23, 2009 and has a one-year extension option.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

c) The following exhibit is included with this report:

Exhibit 99.1	Press release dated February 27, 2006 announcing the closing of a $150 million revolving credit facility

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHLAND HOSPITALITY CORPORATION

Date: February 28, 2006	By:	/s/ Douglas W. Vicari
Douglas W. Vicari
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated February 27, 2006 announcing the closing of a $150 million revolving credit facility